SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C. 20549


                         FORM 8-K

                      CURRENT REPORT
             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934

                    September 26, 1997
      Date of Report (Date of earliest event reported)



             Nor'Wester Brewing Company, Inc.
   (Exact name of registrant as specified in its charter)



       Oregon             0-27458           93-1099661
  (State or other       (Commission        (IRS Employer
  jurisdiction of         File No.)      Identification No.)
   incorporation)

      66 S.E. Morrison Street, Portland, Oregon  97214
     (Address of principal executive offices) (Zip Code)



       Registrant's telephone number, including area code:
                       (503) 232-9771



                      Not applicable
(Former name or former address, if changed since last report)



Item 5.  Other Events


Nor'Wester Brewing Company announced that it will cease operating effective at the close of business on September 12, 1997. Management cited that United Breweries of America
(UBA) has notified the Company that it will not proceed with the planned investment in the consolidated businesses of Nor'Wester, WVI - Microbreweries across America, Aviator Ales, Inc., Mile High Brewing Company, Inc. and Bayhawk Ales, Inc. UBA's notice indicated that certain closing conditions had not been satisfied as the reason for its decision not to invest.

UBA, as a part of the Investment Agreement which has been terminated, made a $2.75 million bridge loan to Nor'wester. UBA's notice demands immediate repayment of the bridge loan. Nor'Wester does not have current assets sufficient to meet the demand.

Discussions continue between UBA and Nor'Wester's representatives to determine how to resolve the repayment demand.

Nor'Wester, a part of the troubled microbrewing industry, has seen its financial performance decline over the period since the proposed investment agreement was first announced. Nor'Wester's inability to repay the bridge loan coupled with its current financial condition precludes it from meeting obligations necessary to continue as a going concern.



SIGNATURES


     Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                         NOR'WESTER BREWING COMPANY, INC.


Date: September 26, 1997       By: /s/ Jim Bernau
                               Jim Bernau
                               President